Exhibit 23

Consent of Hacker, Johnson & Smith PA

Independent Registered Public Accounting Firm

The Board of Directors

Homeowners Choice, Inc.:

We consent to the incorporation by reference in the registration statements (Form S-1 No. 333-150513 as supplemented from time to time and Form S-8 No. 333-154436) of our report dated March 10, 2009, with respect to the consolidated financial statements of Homeowners Choice, Inc. and subsidiaries included in this report on Form 10-K for the year ended December 31, 2008.

/s/ Hacker, Johnson & Smith PA
HACKER, JOHNSON & SMITH PA
Tampa, Florida
March 13, 2009